November 9, 2007

Securities and Exchange Commission
100 F Street, North East
Washington, D.C. 20549

Dear Sirs/Mesdames:

Re: Novori Inc., registration of 4,641,000 common shares on Form SB-2

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

Novori Inc. (the "Company") is a duly and legally organized and existing Delaware state corporation, with its registered office located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its principal place of business located at Suite 105 – 5450 152nd Street Surrey, British Columbia, Canada, V3S 5J9. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Delaware and filed with the office on July 26, 2004. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Delaware corporate entity. The Company has two classes of shares at this time, common shares and preferred shares. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common or preferred stock. The 641,000 shares of common stock (the “Shares”) previously issued by the Company to the selling shareholders are in legal form and in compliance with the laws of the State of Delaware, and the shares were legally issued, fully paid, and non-assessable and when sold, will be legally issued, fully paid, and non-assessable, and the 4,000,000 Shares of the Company underlying the standby equity distribution agreement and the convertible promissory note described in the Registration Statement, once issued, will be legally issued, fully paid, and non-assessable, and when sold will be legally issued, fully paid, and non-assessable. In addition, I am of the opinion that the shares to be sold by the selling shareholders pursuant to this Registration Statement are validly issued, fully paid and non-assessable shares of the Company's common stock.

3.

The Company's outstanding shares are 32,955,500 common shares and 19,000,000 shares of series A preferred stock as of October 25, 2007. There are no liquidation preference rights held by any of the shareholders upon voluntary or involuntary liquidation of the Company.

4.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.0001 par value. Therefore, the Board of Directors’ Resolutions which authorized the issuance for sale of up to 4,000,000 shares of common stock under the standby equity distribution agreement and the convertible promissory note was within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,

BACCHUS CORPORATE AND SECURITIES LAW

Per: /s/ Penny Green

Penny O. Green

Barrister, Solicitor & Attorney Member, Washington State Bar Association Member, Law Society of BC